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                                                                    EXHIBIT 99.1

      PCTEL ANNOUNCES ASSET ACQUISITION OF DYNAMIC TELECOMMUNICATIONS INC.

                 COMPANY CONTINUES TRANSITION TO WIRELESS FUTURE

CHICAGO, Mar 12, 2003 (BUSINESS WIRE) --

PCTEL, Inc. (Nasdaq:PCTI), a leading provider of Internet access products and wireless mobility software, announced today its acquisition of Dynamic Telecommunications Inc. (DTI), a leader in software-defined radio technology. DTI's software-defined radios are used in the optimization and planning of wireless networks as well as being utilized in a variety of communications security applications. In 2002, DTI's software-defined radio revenue was $8.4 million and related earnings before taxes were $1.7 million. The company was acquired for an initial purchase price of $10 million in cash, with additional consideration available for future earnings improvement.

"We are extremely excited that DTI is joining the PCTEL team," said Marty Singer, PCTEL's Chairman and CEO. "Paul Kline and Larry Swift have led an incredible technical team for almost a decade, successfully taking on the giants in the wireless optimization market. We believe DTI's technology, when applied to WLAN's will help usher in a wave of activity to improve the efficiency of these networks. We also anticipate security-related applications for their software-defined radio technology," added Singer.

DTI, located in Germantown, Maryland, designs and manufactures communication equipment that supports the deployment, maintenance and optimization of global wireless infrastructure. The company's software radio technology is deployed in high-speed wireless scanning receivers, multi-protocol collection and analysis systems, interference measurement systems and sophisticated Radio Frequency (RF) command and control software solutions. The company's DSP and RF based technology is being used for a variety of applications in the cellular, Personal Communication Services (PCS) and wireless broadband marketplaces.

DTI currently holds a major share of the market in the OEM segment of its business. The company supplies leading wireless network operators, wireless infrastructure suppliers, and wireless test & measurement solution providers with receivers for their network optimization equipment.

The company also applies its technology in markets that require RF systems solutions, such as multi-protocol RF collection and analysis, base station sniffing receivers, base station monitoring equipment, military, government and law enforcement surveillance tools. Through additional contracts with major wireless players as well as various government contractors, DTI is expanding the scope of its technology beyond its traditional test equipment base and into other emerging applications for wireless communications, including Wi-Fi (802.11) and security related matters.

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"We worked with the PCTEL management team when they grew SAFCO Technologies into a leading wireless management company," remarked Paul Kline, DTI's CEO and co-founder. "We believe that joining PCTEL represents a great opportunity to grow our core businesses as well as enter the high growth Wi-Fi market."

DTI's products include the SeeGull(TM) line of scanning receiver products for all standard cellular protocols and the ClaRiFy(TM) spectrum and interference management system. DTI's product portfolio also includes a multimode system for competitive analysis and spectrum management, and transmitters used in government as well as test and measurement applications.

PCTEL first announced its intention to pursue wireless access business opportunities in early 2002 and acquired the assets of a Chicago-based WLAN software company in June 2002. That acquisition led to the development of its Segue(TM) Wi-Fi product line which now includes a Wireless Roaming Client, Network Gateway and Network Controller. PCTEL now has approximately half of its 127 employees devoted to wireless products and technology.

Robert W. Baird & Co. served as financial advisor to PCTEL.

About PCTEL

PCTEL, founded in March 1994, is a leading provider of innovative and cost-effective Internet access solutions. PCTEL's products include analog soft modems, DSP-based modems and WLAN software products (Segue(TM) product line) that simplify installation, roaming, Internet access and billing. The company maintains a portfolio of more than 80 analog and broadband communications and wireless patents, issued or pending, including key and essential patents for modem technology. The company's products are sold to PC manufacturers, PC board and card manufacturers, wireless carriers, wireless ISPs, software distributors, and system integrators. PCTEL headquarters are located at 8725 West Higgins Road, Suite 400, Chicago, IL 60631. Telephone: 773-243-3000. For more information, please visit our web site at: http://www.pctel.com.

PCTEL SAFE HARBOR STATEMENT

This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Specifically, the statements regarding anticipated benefits of PCTEL's acquisition of DTI, the ability of the DTI technology to improve the efficiency of WLANs, the development of security-related applications for DTI's software-defined radio technology, the expansion of the scope of DTI's technology beyond traditional test equipment, the emergence of applications for wireless communications, including Wi-Fi (802.11) and security related matters, the ability of PCTEL to grow the core business of DTI following the acquisition, the anticipated increased penetration by PCTEL of the Wi-Fi market following the acquisition, and PCTEL's expected future investments in the wireless access market are forward

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looking statements within the meaning of the safe harbor. These statements are based on management's current expectations and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: risks associated with DTI's business generally, including potential errors or other problems with DTI's products and technology, the ability to address the cost structure and functionality of DTI's products, competition within the markets in which DTI competes, PCTEL's ability to successfully integrate the business of DTI into its existing organization and commercialize DTI's products and technologies in PCTEL's markets; PCTEL's success at developing and implementing new technologies, including the application of DTI's technology to WLANs and the development of security-related applications for DTI's software-defined radio technology, and to obtain protection for the related intellectual property, the demand for and market acceptance of new alternative Internet access devices, including in the WLAN market, competitive pricing pressures, increased operating expenses and the growth of the wireless communications market. These risks and uncertainties and others, including, but not limited to, those detailed from time to time in PCTEL's Securities and Exchange Commission filings, can affect PCTEL's financial condition, future results of operations, business and prospects. These forward-looking statements are made only as of the date hereof. PCTEL disclaims any obligation to update or revise the information contained in any forward-looking statement, whether as a result of new information, future events or otherwise.

PCTEL, Inc. John Schoen, 773/243-3000 john_schoen@pctel.com or Jack Seller, 773/243-3016 (Public Relations) jack_seller@pctel.com